Exhibit 99.1

Investors May Contact: Ryan Marsh Treasurer
(770) 418-8211
investor@asburyauto.com

Reporters May Contact:

Tom Pratt

RF|Binder Partners

(212) 994-7563

tom.pratt@rfbinder.com

Asbury Automotive Group Names Elizabeth B. Chandler

Vice President and General Counsel

Duluth, GA, April 29, 2009 – Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that Elizabeth Brannen (“Beth”) Chandler has been named Vice President and General Counsel, effective May 13, 2009. Ms. Chandler will replace Lynne A. Burgess, who resigned effective March 31, 2009, but has continued to serve the Company in a consulting capacity.

Ms. Chandler, 45, who has been the City Attorney for Atlanta, Georgia, since 2006, brings over 20 years of transactional and governance experience to Asbury. During her time at the City of Atlanta, she reported directly to the mayor and city council, and provided counsel on a broad range of legal and governance issues. Between 2000 and 2006, Ms. Chandler served as Assistant General Counsel, Vice President and Corporate Secretary of Mirant Corporation, a NYSE-listed global energy company. At Mirant, she was responsible for the compliance and ethics programs, as well as the internal decision-making and governance process. Previously, she was a partner with Troutman Sanders, LLP in its corporate group, where her practice included a broad range of corporate and contract matters, including project development and finance.

Ms. Chandler holds both a BBA, magna cum laude, and a Juris Doctor, magna cum laude, from the University of Georgia. She is a member of the State Bar of Georgia and the American Bar Association and served on the Board of Governors of the State Bar. She has participated on the Law School Alumni Council and the Capital Campaign Committee for the UGA School of Law and was in the Leadership Georgia Class of 1998.

“We are very pleased to welcome Beth Chandler to Asbury’s senior management team,” said Charles R. Oglesby, President and CEO. “Beth brings to Asbury broad experience in many aspects of the law, including significant exposure to the general counsel role with another public company, Mirant Corporation. Her unique perspective should prove valuable as we continue navigating the current challenging economic environment.”

Mr. Oglesby continued, “We also would like to thank Lynne Burgess for her numerous contributions to Asbury’s success over the last seven years. I am particularly appreciative of the flexibility she has shown in continuing to work with us on a consulting basis following her formal resignation last month.”

Ms. Chandler commented, “I am looking forward to working with the strong board of directors and management team at Asbury. This company has a proven track record of success, and I’m excited to be a part of that.”

About Asbury Automotive Group

Asbury Automotive Group, Inc. (“Asbury”), headquartered in Duluth, Georgia, a suburb of Atlanta, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 86 retail auto stores, encompassing 113 franchises for the sale and servicing of 37 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

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